                                                                      EXHIBIT 12


                      PARK PLACE ENTERTAINMENT CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (DOLLAR AMOUNTS IN MILLIONS)(UNAUDITED)


                                                                            YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
Income from continuing operation before income taxes and
  minority interest (1).....................................    $247       $216       $131       $ 56       $126

Add:
  Interest expense (1)......................................     146         87         82         37         41
  Distributions from less than 50% owned companies..........       4          6          4          3          6
  Interest component of rent expense (1)(2).................       5          1          2          2          1
                                                                ----       ----       ----       ----       ----
Earnings available for fixed charges........................    $402       $310       $219       $ 98       $174
                                                                ====       ====       ====       ====       ====

Fixed charges:
  Interest expense (1)......................................    $146       $ 87       $ 82       $ 37       $ 41
  Capitalized interest......................................      37         25          9          7          2
  Interest component of rent expense (1)(2).................       5          1          2          2          1
                                                                ----       ----       ----       ----       ----
Total fixed charges.........................................    $188       $113       $ 93       $ 46       $ 44
                                                                ====       ====       ====       ====       ====

Ratio of earnings to fixed charges..........................     2.1x       2.7x       2.4x       2.1x       4.0x
                                                                ====       ====       ====       ====       ====


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(1) Includes 50% owned companies.

(2) Assumed interest component to be one-third of rent expense.